UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2009

BRT REALTY TRUST
(Exact name of Registrant as specified in charter)

Massachusetts	001-07172	13-2755856
(State or other	(Commission file No.)	(IRS Employer
jurisdiction of		I.D. No.)
incorporation)

60 Cutter Mill Road, Suite 303, Great Neck, New York 11021
(Address of principal executive offices) (Zip code)

        Registrant's telephone number, including area code     516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In a Current Report on Form 8-K, filed by BRT Realty Trust (the “Trust”) with the Securities and Exchange Commission on June 1, 2009, the Trust reported that it had entered into an Exchange Agreement with certain affiliates of Taberna Capital Management LLC, pursuant to which an aggregate of $55,000,000 of outstanding trust preferred securities was exchanged for an aggregate value of $58,300,000 of newly issued unsecured junior subordinated notes.  From May 1, 2009 through July 31, 2012 (the “Modification Period”), the new notes bear a fixed rate of interest at 3.5% per annum, to be paid annually in advance.  Prior to the exchange, the interest rate on the trust preferred securities was a blended rate of 8.37%.  Subsequent to the Modification Period, the interest rate will revert back to the rate in effect prior to the exchange, which includes that commencing April 29, 2016, the interest rate will equal LIBOR plus 2.95%.

On September 29, 2009, the Trust retired $15,900,000 (reported on its balance sheet at June 30, 2009 at $15,100,000) of its $58,300,000 of unsecured junior subordinated notes in exchange for the transfer by the Trust to the noteholder of certain replacement securities acquired by the Trust in the open market during September 2009 as well as cash.  The $15,900,000 of unsecured junior subordinated notes were acquired by the Trust at an aggregate cost of $7,950,000 plus expenses of the Trust in the transaction.  The Trust also paid $318,000 to the collateral manager, the trustee and their respective advisors and counsel in the transaction.  A letter agreement entered into on September 3, 2009 with Taberna Capital Management LLC, as collateral manager for Taberna Preferred V, Ltd, sets forth the mechanism for the acquisition and retirement of the $15,900,000 of unsecured junior subordinated notes.  The transaction will result in a net gain to the Trust of approximately $6,800,000, net of its estimated transaction costs.  Subsequent to retirement of the unsecured junior subordinated notes, the Trust will have an aggregate value of $42,400,000 of unsecured junior subordinated notes outstanding with a due date of April 30, 2036.  In connection with this transaction, the Trust received a refund of $324,625 of prepaid interest on the retired unsecured junior subordinated notes for the period subsequent to September 30, 2009.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated September 30, 2009.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT REALTY TRUST

Date: September 30, 2009	By:	Simeon Brinberg
Simeon Brinberg
Senior Vice President